Filed pursuant to Rule 424(b)(5)
Registration No. 333-205466

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 13, 2015

4,500,000 Shares

Class A Common Stock

We are offering 4,500,000 shares of our Class A common stock.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “ESTE.” The last reported sales price of our Class A common stock on the NYSE on October 18, 2017 was $10.54 per share.

We have granted the underwriters an option to purchase a maximum of 675,000 additional shares of our Class A common stock at the public offering price less underwriting discounts and commissions.

Investing in our Class  A common stock involves risks. See “Risk Factors” beginning on page S-13.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to the Company
Per Share	$9.25	$0.4625	$8.7875
Total	$41,625,000	$2,081,250	$39,543,750

(1)	See “Underwriting (Conflicts of Interest)” for a discussion of the compensation payable to the underwriters.

Delivery of the shares will be made on or about October 23, 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse	Wells Fargo Securities

RBC Capital Markets	SunTrust Robinson Humphrey

Co-Managers

KeyBanc Capital Markets	Baird	Euro Pacific Capital

IBERIA Capital Partners L.L.C.	Johnson Rice & Company L.L.C.	Northland Capital Markets

Roth Capital Partners	Seaport Global Securities	Stephens Inc.

The date of this prospectus supplement is October 18, 2017.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our Class A common stock. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement, the accompanying prospectus, the information incorporated by reference herein and therein, and any free writing prospectus that we authorize to be distributed to you before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may supplement, update, or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any written communication from us or the underwriters, including any free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus, or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties and covenants were accurate only as of the date when made; therefore, such representations, warranties and covenants should not be relied on as accurate representations of the current state of our affairs.

Before you invest in our Class A common stock, you should carefully read our registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “anticipate,” “could,” “project,” “intend,” “estimate,” “expect,” “believe,” “predict,” “budget,” “goal,” “plan,” “forecast,” “potential,” or “target,” the negative of such terms and similar expressions intended to identify forward-looking statements.

All statements, other than statements of historical facts, included in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement that address activities, events, or developments that we expect or anticipate will or may occur in the future are forward looking-statements, including such things as:

•	volatility and weakness in commodity prices for oil, natural gas and natural gas liquids (“NGLs”) and the effect of prices set or influenced by action of the Organization of Petroleum Exporting Countries (“OPEC”) and other oil and natural gas producing countries;

•	substantial changes in estimates of our proved oil and natural gas reserves;

•	substantial declines in the estimated values of our oil and natural gas reserves;

•	our ability to replace our oil and natural gas reserves;

•	the potential for production declines for our wells to be greater than we expect;

•	our ability to integrate the recent Bold Transaction and achieve anticipated benefits therefrom;

•	risks relating to unforeseen liabilities arising from the Bold Transaction;

•	the timing and extent of our success in discovering, acquiring, developing and producing oil and natural gas reserves;

•	the ability and willingness of our partners under our joint operating agreements to join in our future exploration, development and production activities;

•	our ability to acquire leases and quality services and supplies on a timely basis and at reasonable prices;

•	the cost and availability of high quality goods and services with fully trained and adequate personnel, such as drilling rigs and completion equipment;

•	risks in connection with other potential acquisitions and the integration of such acquisitions;

•	the possibility that acquisitions and divestitures, including the recent Bold Transaction, may involve unexpected costs or delays, and that acquisitions may not achieve intended benefits and will divert management’s time and energy;

•	the possibility that anticipated divestitures may not occur or could be burdened with unforeseen costs;

•	reductions in the borrowing base under our credit facility;

•	risks incidental to the drilling and operation of oil and natural gas wells, including mechanical failures;

•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•	the availability of sufficient pipeline capacity and other transportation facilities to carry our production to market and the impact of these facilities on prices;

•	significant competition for oil and natural gas acreage and acquisitions;

•	the effect of existing and future laws, governmental regulations and the political and economic climates of the United States;

•	our ability to attract and retain key members of senior management and key technical and financial employees;

•	changes in environmental laws and the regulation and enforcement related to those laws;

•	the identification of and severity of environmental events and governmental responses to these or other environmental events;

•	legislative or regulatory changes, including retroactive royalty or production tax regimes, hydraulic-fracturing regulations, derivatives reform, and changes in federal and state income taxes;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we conduct business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets and debt availability will be disrupted or unavailable;

•	social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States, such as Africa and the Middle East;

•	acts of terrorism or sabotage;

•	the insurance coverage maintained by us may not adequately cover all losses that may be sustained in connection with our business activities;

•	other economic, competitive, governmental, regulatory, legislative, including federal and state regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or oil and natural gas prices;

•	the financial effect of our oil and natural gas hedging activities;

•	title to the properties in which we have an interest may be impaired by title defects;

•	our dependency on the skill, ability and decisions of third-party operators of oil and natural gas properties in which we have non-operated working interests; and

•	other risks described under the caption “Risk Factors” in this prospectus supplement and accompanying base prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016.

All forward-looking statements, expressed or implied, included in this prospectus supplement, the accompanying prospectus, and the documents we incorporate by reference are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Although we may from time to time voluntarily update our prior forward-looking statements, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section to reflect events or circumstances after the date of this prospectus supplement, except as required by applicable law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a brief overview of information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our Class A common stock. You should carefully read this entire prospectus supplement, the accompanying prospectus, and any free writing prospectus distributed by us before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and the financial statements and other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

In this prospectus supplement, the terms “Earthstone,” the “Company,” “we,” “our,” “ours,” and “us” refer to Earthstone Energy, Inc. and its subsidiaries.

Overview

We are a growth-oriented, independent oil and gas company engaged in the acquisition and development of oil and gas reserves through activities that include the acquisition, drilling and development of undeveloped leases, asset and corporate acquisitions and mergers and, to a lesser extent, exploration activities. Our operations are all in the upstream segment of the oil and natural gas industry and all our properties are onshore in the United States. At present, our primary assets are located in the Midland Basin of west Texas, the Eagle Ford trend of south Texas and the Bakken/Three Forks formations of North Dakota.

Our reserve portfolio primarily consists of assets in the Midland Basin of west Texas, the Eagle Ford trend of south Texas and in the Williston Basin of North Dakota. We have approximately 26,900 net acres in the core of the Midland Basin, of which approximately 77% is operated and 23% is non-operated. We hold an approximate 87% working interest in our operated acreage and an approximate 38% working interest in our non-operated acreage. Our operated net acres in the Midland Basin are located in Reagan County (16,100), Upton County (3,300) and Midland County (1,300). Our non-operated net acres in the Midland Basin, totaling approximately 6,200 acres, are located in Howard, Glasscock, Martin and Midland Counties. We have approximately 19,400 net leasehold acres in the Eagle Ford trend, including approximately 16,500 operated net leasehold acres in the crude oil window in Karnes, Gonzales and Fayette Counties, with working interests ranging from approximately 17% to 50%, and approximately 2,900 non-operated net leasehold acres in the natural gas and condensate window in La Salle County, with an average working interest of approximately 11%. In the Williston Basin, we have approximately 5,900 non-operated net leasehold acres, with an average working interest of approximately 6%.

Organizational Structure

Earthstone Energy, Inc. is the sole managing member of Earthstone Energy Holdings, LLC, a Delaware limited liability company (together with its wholly-owned consolidated subsidiaries, “EEH”), with a controlling interest in EEH. Earthstone, together with its wholly-owned subsidiary, Lynden Energy Corp., a corporation organized under the laws of British Columbia (“Lynden Corp”), and Lynden Corp’s wholly-owned consolidated subsidiary, Lynden USA Inc., a Utah corporation (“Lynden US”), and also a member of EEH, consolidates the financial results of EEH and records a noncontrolling interest in the Consolidated Financial Statements representing the economic interests of EEH’s members other than Earthstone and Lynden US.

Recent Developments

Operational Update

We estimate that our oil and natural gas production for the third quarter of 2017 was approximately 9,671 Boepd (63% oil, 82% liquids), with approximately 6,492 Boepd (62% oil, 83% liquids) coming from the Midland Basin. Our production during the third quarter was impacted by offset completion activity and storm-related downtime. While operations on our operated acreage are generally proceeding as planned, three wells in the Midland Basin of west Texas were shut-in due to offset completion activity for approximately 44 days, which resulted in approximately 425 Boepd (60% oil) of reduced production during the third quarter. Hurricane Harvey-related production shut-ins and gas flaring resulted in decreased production of approximately 64 Boepd (85% oil) during the third quarter.

Midland Basin

We believe that the Midland Basin continues to have attractive economics and we expect to continue to focus our attention on growing our footprint through acreage trades, acquisitions, development drilling and merger and acquisition opportunities. We are acutely focused on expansion in the Midland Basin and continue to be pleased with production. Well results in the Wolfcamp have continued to meet or exceed our expectations.

Since the beginning of the fourth quarter of 2017, we have been operating a one drilling rig program in the Midland Basin and plan to maintain a one rig program throughout the remainder of 2017 and into 2018, with a view toward adding a second rig at some point in 2018 based upon commodity prices, our drilling results and liquidity. We recently completed drilling our seventh Midland Basin well (100% working interest) located in Reagan County. We recently completed a three well pad (100% working interest) in Reagan County, with two of the wells being completed in the Wolfcamp Upper B and one of the wells being completed in the Wolfcamp Lower B. These three wells average 7,585 feet of lateral and on average were completed with 47 stages and 2,437 pounds per foot of proppant. These wells have been online for less than 30 days and we expect them to reach peak rate within approximately the next 30 days. We currently have a rig drilling the first well of a two-well pad in Reagan County, and we anticipate that the rig will thereafter be moved to Midland County to drill a two well pad. There are currently five wells in Reagan County waiting on completion for which we plan to initiate completion operations in November 2017.

We continue to be active in acreage trades in the southern Midland Basin which generally allow for longer laterals, increased operated inventory and greater operating efficiency. We recently completed an acreage trade in our Benedum prospect in Upton County that resulted in (i) blocking up our acreage position which consists of 2,650 net acres with a 95% working interest and an 80% net revenue interest, (ii) 62 gross potential drilling locations in the Wolfcamp A target, Upper B and Lower B targets with additional upside in the Spraberry and Wolfcamp C target and (iii) an increase in lateral lengths to an average of approximately 6,550 feet. We expect drilling in the Benedum prospect to begin in early 2018. Additionally, we completed a swap of 320 acres in Reagan County that resulted in (i) the addition of an operated 480 acre unit with a 100% working interest, (ii) a drilled but uncompleted well with an approximate 7,500 foot lateral in the Wolfcamp B target, which we expect to be completed as the first of the five wells scheduled for completion beginning in November and (iii) a retained overriding royalty interest in the assigned acreage.

Eagle Ford

We recently completed our 11 well drilling program in southern Gonzales County, Texas that we had planned for 2017 by drilling six wells in the Crosby Unit (25% retained working interest). We expect to begin completion operations on the 11 wells in November 2017. Also, we have entered into two joint development agreements (the “JDAs”) with IOG Capital, LP (“IOG”), an unaffiliated company, that require IOG to pay a higher share of our capital expenditures relating to certain wells to earn 50% of our interest in the related units and acreage. Based on current estimates, we expect that the JDAs will result in a reduction of our overall 2017 capital expenditures of approximately $17 million, allowing us to shift capital resources from the Eagle Ford to the Midland Basin while still maintaining operating control over our Eagle Ford program.

Additionally, the impacts from Hurricane Harvey during the third quarter were relatively minimal for us in the Eagle Ford, with no significant damages to our operations there. Minor weather associated delays in initiating completion operations in southern Gonzales County may reduce the number of our wells brought online during the last quarter of 2017, pushing some completions into early 2018.

2017 Capital Expenditures, Divestitures and Guidance

We have now completed a full quarter of integrated operations after closing our transaction with Bold Energy III LLC (“Bold”) in May 2017, which allowed us to establish a significant Midland Basin operated asset base. We are revising our estimated 2017 capital expenditures downward from approximately $115 million to approximately $85 million, driven largely as a result of the reduction in our estimated capital expenditures resulting from the JDAs discussed above and significantly less expected spending on land and infrastructure than the previously estimated $15 million.

Through September 30, 2017 we have sold several small legacy properties for approximately $4.2 million. Overall, these properties were substantially non-operated, low margin properties which produced approximately 341 Boepd (64% gas) year to date. We anticipate the potential for further sales of smaller, non-core assets through year-end pending economic prices. We are also considering a divestiture of our Bakken non-operated assets, which averaged approximately 876 Boepd (64% oil, 82% liquids) during the third quarter. A sale would allow us to further support our growth in the Midland Basin.

Our current estimate of our capital expenditures and other guidance for 2017 are as follows:

2017 Capital Expenditures	$ millions (Net)	Number of Gross / Net Wells Spudded	Number of Gross / Net Wells On Line
Drilling and Completion:
Operated Midland Basin	$67.4	12 / 9.6	12 / 9.9
Non-Operated Midland Basin	3.3	4 / 1.6	2 / 0.8
Operated Eagle Ford	9.2	11 / 2.4	11 / 2.4
Other	0.5
Land / Infrastructure	4.6

2017 Total Capital Expenditures	$85.0

2017 Production Guidance
2017 Estimated Exit Rate (Boepd)(1)	10,000 – 11,000
2017 Average Daily Production (Boepd)(2)	7,800 – 8,200
% Oil	63%
% Gas	20%
% NGL	17%

2017 Operating Costs
Lease Operating and Workover ($/Boe)	7.00 – 7.50
Production Taxes ($/Boe)	2.25 – 2.50
Cash G&A ($/Boe)	5.50 – 6.00

(1)	Includes estimated Bakken production exit rate but excludes recent and potential non-core production divestitures.

(2)	Includes full year of Bakken production of an estimated 840 Boepd and three quarters of production of an estimated 341 Boepd from recently divested non-core assets.

Our guidance is based on current estimates and is subject to a number of risks and uncertainties, many of which are beyond our control. Please see the “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and the risk factors listed under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference.

Hedging

For the fourth quarter of 2017, we have hedged a total of 157,500 Bbls of oil at an average price of $50.66/Bbl and 645,000 MMBtu of natural gas at an average price of $3.167/MMBtu. For 2018, we have hedged a total of 1,279,000 Bbls of oil at an average price of $50.16/Bbl and 810,000 MMBtu of natural gas at an average price of $3.066/MMBtu. Additionally, we recently retained a risk management firm to provide advice on our hedging strategy and execution efforts.

Bold Transaction

On May 9, 2017, we closed an all-stock business combination transaction (the “Bold Transaction”) with Bold. The Bold Transaction represents a transformational shift for Earthstone to a high-growth, Midland Basin-focused operating company and included:

•	Approximately 20,900 net acres in the core of the Midland Basin, with approximately 16,000 net acres in Reagan County, 3,340 net acres in Upton County, 1,310 net acres in Midland County and the remainder in Glasscock, Howard and Martin Counties;

•	99% of the acquired net acres are operated, with an approximate 87% average working interest in net operated acreage;

•	Net production for the quarter ended March 31, 2017 of approximately 4,780 Boepd (77% oil) predominately from 32 gross/21.6 net horizontal Wolfcamp wells;

•	Estimated inventory of approximately 500 gross horizontal drilling locations, the vast majority of which are in certain benches of the Wolfcamp A and B formations, with the remainder in the Lower Spraberry formation; and

•	Additional potential horizontal drilling locations based on industry drilling and production operations, primarily in Reagan and Upton Counties, in added benches in the Wolfcamp A, B and C and other formations.

The Bold Transaction was structured in a manner commonly known as an “Up-C” under a contribution agreement, dated as of November 7, 2016 and as amended on March 21, 2017 (the “Contribution Agreement”), by and among us, EEH, Lynden US, Lynden USA Operating, LLC, Bold Energy Holdings, LLC (“Bold Holdings”) and Bold. Bold Holdings is an affiliate of an investment entity controlled by EnCap Investments L.P., a Delaware limited partnership (“EnCap”).

Under the Contribution Agreement:

•	We recapitalized our common stock into two classes, Class A common stock and Class B common stock, and all of our existing common stock was automatically converted on a one-for-one basis into Class A common stock.

•	Bold Holdings purchased approximately 36.1 million shares of our Class B common stock for nominal consideration, with the Class B common stock having no economic rights other than voting rights on a pari passu basis with our Class A common stock.

•	In connection with the closing of the Contribution Agreement, on May 9, 2017, EEH amended and restated its limited liability company agreement (the “A&R EEH LLC Agreement”). In connection with the A&R EEH LLC Agreement, EEH issued approximately 22.7 million of its membership units (“EEH Units”) to Earthstone and Lynden US, in the aggregate, and approximately 36.1 million EEH Units to Bold Holdings in exchange for each of Earthstone, Lynden US and Bold Holdings transferring all of their assets to EEH. Each EEH Unit held by Bold Holdings, together with one share of Class B common stock held by Bold Holdings, is exchangeable, at the holders’ election, into one share of our Class A common stock.

Therefore, stockholders of Earthstone and current or former unit holders of Bold Holdings own approximately 39% and 61%, respectively, of the combined company’s outstanding Class A and Class B common stock on a fully diluted, as converted basis. Upon the closing of the Contribution Agreement, we began conducting the combined business activities through EEH, with Earthstone as EEH’s sole managing member.

Lynden Acquisition

In May 2016, we acquired Lynden Corp in an all-stock transaction (the “Lynden Acquisition”). We acquired all of the outstanding shares of Lynden Corp common stock through a newly formed subsidiary, with Lynden Corp surviving the transaction as our wholly-owned subsidiary. We issued 3,700,279 shares of what is now our Class A common stock to the holders of Lynden Corp common stock in the transaction.

Our Properties

The following is a brief description of our primary oil and natural gas properties, giving effect to the Bold Transaction and the Lynden Acquisition:

Midland Basin

Operated

We have an operated position in approximately 20,700 net acres in the core of the Midland Basin across Reagan, Upton, Midland, Glasscock, Howard and Martin Counties with an average working interest of approximately 87%. Current internal estimates indicate approximately 500 gross, largely de-risked and operated potential drilling locations, the vast majority of which are in certain benches of the Wolfcamp A and B formations, with the remainder in the Lower Spraberry formation. Based on industry drilling and production operations, additional locations may be proven to be economic, primarily in Reagan and Upton Counties, in added benches in the Wolfcamp A, B and C and other formations.

Non-Operated

We also have a non-operated position of approximately 6,200 net acres in the Midland Basin. At present, our most active area in this acreage is the horizontal Wolfcamp play in Howard, Glasscock, Martin and Midland Counties. We have approximately 117 producing wells with an average working interest of approximately 38% that are operated by several operators, including Crownquest Operating, LLC. We have identified approximately 180 potential gross horizontal locations in various benches of the Wolfcamp and Lower Spraberry as well as approximately 118 potential gross vertical locations in the Clearfork, Spraberry, Wolfcamp, Strawn, and Fusselman formations.

Eagle Ford Basin

Operated

We have approximately 16,500 operated net leasehold acres in Fayette, Gonzales, and Karnes Counties, Texas in the crude oil window of the Eagle Ford shale trend that is prospective for the Eagle Ford, Austin Chalk, Upper Eagle Ford, Buda, Wilcox and Edwards formations. We are the operator of this acreage, operating 80 gross Eagle Ford wells and 13 gross Austin Chalk wells with working interests ranging from approximately 17% to 50% in substantially all of the acreage.

We have identified a total of approximately 170 gross Eagle Ford potential drilling locations in this acreage. The number of Eagle Ford locations could potentially increase subject to future down spacing initiatives and successful implementation of slickwater enhanced completions. In addition, because our acreage position is prospective for the Austin Chalk, Upper Eagle Ford, Buda, Wilcox and Edwards formations, we may have additional future economic locations. The majority of our Eagle Ford acreage is covered by an approximately 173 square mile 3-D seismic survey, which is being used to develop the Eagle Ford and identify Austin Chalk locations and other potential economic opportunities.

Non-Operated

We have a non-operated position in approximately 2,900 net acres in two areas within the Hawkville Field in La Salle County, Texas in the natural gas and condensate window of the Eagle Ford formation. The acreage is operated by BHP Billiton and Lewis Petro Properties, Inc. In the first area, White Kitchen, we have an average working interest of approximately 15% in approximately 7,100 gross acres, all of which is held by production. In total, 30 gross wells are producing, and we have identified approximately 40 additional potential drilling locations. In the second area, Martin Ranch, we have a 10% working interest in approximately 18,000 gross acres. In total, 31 gross wells are producing, and we have identified approximately 140 potential drilling locations in the acreage.

Williston Basin

We have a non-operated position in approximately 5,900 net acres in the Williston Basin. At present, our most active area within the basin is the Banks Field in McKenzie County, North Dakota, where we have an average working interest of approximately 6% in 149 gross horizontal Bakken/Three Forks producing wells. We have an additional 12 gross wells waiting on completion in the Banks Field. We have identified approximately 155 gross potential drilling locations which are in existing producing units throughout the Bakken/Three Forks play. Primary operators include Statoil, Conoco/Phillips, Continental, and ExxonMobil/XTO, among others.

Our Business Strategy

Our management team has been in place since December 2014 when we completed a business combination with Oak Valley Resources, LLC. We pursue a value-driven growth strategy focusing on projects we believe will generate strong and predictable rates of return and increases in stockholder value. Although we currently have non-operated properties, we intend to operate the majority of our properties in order to control costs and develop our properties efficiently. Historically, we have implemented our strategy in multiple oil and natural gas basins in seeking to benefit from regional changes and differences in realized prices, service costs, service availability and numerous other factors, although this strategy could change and we could focus all or a majority of our capital expenditures in a single basin as a result of acquisitions, project economics and capital market considerations. We concentrate on building production, reserves and cash flows while seeking to expand our undeveloped acreage and drilling inventory. Further expansion of our asset base will be achieved through cost efficient development, exploitation and operation of our current assets and acreage and through additional leasing, acquisitions, development, drilling and, to a lesser extent, exploration activities, concentrated in unconventional oil-weighted projects. Finally, we pursue corporate and asset acquisition opportunities.

Our business strategy includes:

•	pursuing value-accretive merger and acquisition opportunities;

•	expanding our operated acreage positions and drilling inventory in our areas of primary interest through acquisitions and farm-in opportunities;

•	continuing cost-effective development and exploitation of our existing acreage positions;

•	generating additional development projects in our areas of primary interest;

•	divesting assets in order to streamline operations and utilize capital and human resources most effectively;

•	maintaining a strong balance sheet and capital structure; and

•	obtaining additional capital, as needed and available, through the issuance of equity and debt securities or by soliciting industry or financial participants to jointly develop and/or acquire assets.

Our fundamental operating and technical strategy is complemented by our focus on increasing stockholder value through:

•	controlling capital expenditures and operating and administrative costs; and

•	promoting industry or institutional participants into projects to diversify and spread risk, enhance profit margins and lower net finding and development costs.

Corporate Information

Our headquarters are located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, and our telephone number is (281) 298-4246. We also have an operating office in Midland, Texas, as well as two field offices in south Texas. Our Class A common stock is listed on the NYSE under the symbol “ESTE.” Our website is www.earthstoneenergy.com. Information contained on or accessible through our website is not incorporated by reference into or otherwise a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer:	Earthstone Energy, Inc., a Delaware corporation.

Class A common stock offered by us:	4,500,000 shares (or 5,175,000 shares if the underwriters’ option to purchase additional shares is exercised in full).

Class A common stock outstanding immediately after this offering:	27,488,759 shares (or 28,163,759 shares if the underwriters’ option to purchase additional shares is exercised in full).

Class B common stock outstanding immediately after this offering:	36,070,828 shares. Each share of Class B common stock, along with an accompanying EEH Unit is exchangeable for one share of Class A common stock at the election of the holder.

Option to purchase additional shares:	We have granted the underwriters a 30-day option to purchase up to an aggregate of 675,000 additional shares of our Class A common stock.

Use of proceeds:	We expect to receive approximately $39.2 million of net proceeds from the sale of Class A common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses (or approximately $45.1 million if the underwriters’ option to purchase additional shares is exercised in full). We intend to use the net proceeds of this offering to repay outstanding indebtedness under our revolving credit facility.

Conflicts of Interest:	Because affiliates of Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., RBC Capital Markets, LLC, KeyBanc Capital Markets Inc., and IBERIA Capital Partners L.L.C. are lenders under our revolving credit facility and will each receive more than 5% of the net proceeds of this offering due to the repayment of the outstanding indebtedness under our revolving credit facility by us, Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., RBC Capital Markets, LLC, KeyBanc Capital Markets Inc., and IBERIA Capital Partners L.L.C. are each deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Dividend policy:	We have never declared or paid any cash or other dividends on our Class A common stock or the common stock that was converted into Class A common stock pursuant to the terms of the Contribution Agreement, and we do not expect to declare or pay any such cash or other dividends in the foreseeable future. See “Dividend Policy.”

Risk Factors:	You should carefully read and consider the information beginning on page S-13 of this prospectus supplement and page 5 of the accompanying prospectus set forth under the headings “Risk Factors” and all other information set forth in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference before deciding to invest in our Class A common stock.

NYSE symbol	ESTE

The number of shares to be outstanding after this offering is based on 22,988,759 shares of our Class A common stock outstanding as of October 18, 2017, and excludes 405,620 shares that may be issued pursuant to outstanding awards under our 2014 Long-Term Incentive Plan. The number of shares also does not include 36,070,828 shares of Class A common stock issuable upon exchange of our Class B common stock. Finally, unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase additional shares of our Class A common stock.

RISK FACTORS

An investment in our Class A common stock involves risks. Prior to making a decision about investing in our Class A common stock, you should carefully consider the risk factors listed below and discussed under the heading “Risk Factors” in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations, and financial condition could suffer, and you could lose your investment in us.

We are a holding company and the sole manager of EEH. Our only material asset is our equity interest in EEH and, accordingly, we are dependent upon distributions from EEH to pay taxes and cover our corporate and other overhead expenses.

Upon the closing of the Contribution Agreement on May 9, 2017, we became a holding company and the sole manager of EEH and have no material assets other than our equity interest in EEH. We have no independent means of generating revenue. We expect EEH to reimburse us for our corporate and other overhead expenses, and to the extent EEH has available cash, we intend to cause EEH to make distributions to the holders of EEH Units, including us, in an amount sufficient to cover all applicable U.S. federal, state and local income taxes and non-U.S. tax liabilities of Earthstone, Lynden Corp and Lynden US, if any, at assumed tax rates. We will likely be limited, however, in our ability to cause EEH and its subsidiaries to make these and other distributions due to the restrictions under our credit agreement. To the extent that we need funds, and EEH or its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

Earthstone and Bold may experience difficulties in integrating their businesses, which could cause the combined company to fail to realize many of the anticipated potential benefits of the Bold Transaction.

Earthstone and Bold entered into the Contribution Agreement with the expectation that the Bold Transaction will result in various benefits, including, among other things, operating efficiencies and cost savings. Achieving the anticipated benefits of the Bold Transaction will depend in part upon whether Earthstone and Bold integrate their businesses in an efficient and effective manner. Earthstone and Bold may not be able to accomplish this integration process successfully. The difficulties of combining the two companies’ businesses potentially will include, among other things:

•	the integration of certain operations following the Bold Transaction will require the dedication of significant management resources, which may distract management’s attention from the day-to-day business of the combined company;

•	the combined company could incur significant unknown and contingent liabilities for which it has limited or no contractual remedies or insurance coverage, including the litigation described in the immediately succeeding risk factor below;

•	the properties acquired in the Bold Transaction may not perform as well as anticipated;

•	unexpected costs, delays and challenges may arise in integrating the assets acquired in the Bold Transaction into our operations; and

•	any inability of Earthstone’s management to cause best practices to be applied to the combined company’s business.

Even if we successfully integrate the properties acquired in the Bold Transaction into our operations, it may not be possible to realize the full extent of the anticipated benefits of the Bold Transaction, which could have an adverse effect upon the revenues, level of expenses and operating results of the combined company and negatively affect the value of our Class A common stock.

We are subject to litigation relating to Bold and the Bold Transaction, and we may be subject to additional litigation, any of which could adversely affect our business, financial condition and operating results.

On June 7, 2017, litigation captioned Olenik v. Lodzinksi et al. was filed in the Delaware Court of Chancery seeking class action status, claiming a breach of fiduciary duty by our board of directors and others and challenging the fairness of the Bold Transaction. On August 18, 2017, litigation captioned Trinity Royal Partners, LP v. Bold Energy III LLC, et al. was filed with the 142nd Judicial District of the District Court in Midland County, Texas, asserting breach of contract and indemnity claims for alleged damages from loss of property relating to two oil and natural gas wells in which Bold was the operator. Trinity Royalty Partners, LP (“Trinity”) alleges that Bold is required to indemnify Trinity under the terms of an Assignment and a Participation and Joint Development Agreement between Bold and Trinity. Damages are alleged to include costs incurred in attempting to repair and restore an oil and natural gas well and for the loss of future reserves attributable to both wells. Trinity is seeking approximately $7.2 million in damages and attorneys’ fees. Earthstone and Bold believe the suit is without any merit and Bold intends to mount a vigorous defense. In addition, we may be subject to additional litigation relating to Bold or the Bold Transaction in the future. We cannot predict the outcome of the ongoing litigation or any litigation that may arise in the future, nor can we predict the amount of time and expense that will be required to resolve the ongoing litigation or any other litigation. While we will evaluate and defend against the ongoing litigation and any other litigation vigorously, the costs of the defense and other effects of such litigation could have an adverse effect on our business, financial condition and results of operations.

In addition, we may be subject to additional litigation relating to Bold or the Bold Transaction in the future. We cannot predict the outcome of the ongoing litigation or any litigation that may arise in the future, nor can we predict the amount of time and expense that will be required to resolve the ongoing litigation or any other litigation. While we will evaluate and defend against the ongoing litigation and any other litigation vigorously, the costs of the defense and other effects of such litigation could have an adverse effect on our business, financial condition and results of operations.

Our post-Bold Transaction business plan includes substantial capital requirements which may require additional debt or equity financing.

We expect to make substantial capital expenditures for the development, production and exploitation of our oil and gas properties in seeking to execute our business plan. Moreover, additional capital may be required to fund our financing costs, costs associated with general and administrative expenses and other working capital needs.

Our capital requirements will depend on numerous factors, and we cannot predict accurately the exact timing and amount of our capital needs. We expect to depend in large part on outside capital to fund the continued exploitation and development of our properties, which may require the sale of equity and debt securities and/or commercial borrowing. Capital may not continue to be available to us if necessary to meet our expected costs or, if capital is available, it may not be on terms acceptable to us. The issuance of additional equity securities by us could result in significant equity dilution to our stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business as contemplated and as a result may be required to significantly curtail our operations.

The market price of our Class A common stock may decline in the future as a result of the Bold Transaction and other factors.

The market price of our Class A common stock may decline in the future as a result of the Bold Transaction for a number of reasons, including the unsuccessful integration of Earthstone and Bold (including for the reasons set forth in the preceding risk factors), liabilities incurred in connection with the above described litigation, or our failure to achieve the perceived benefits of the Bold Transaction, including financial and operating results, as rapidly as or to the extent anticipated by financial or industry analysts. These factors are, to some extent, beyond our control.

We cannot predict the amount of future issuances of our Class A common stock or the effect, if any, that future issuances, offers or sales, or perceived offers or sales, of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock, including shares issued in connection with an acquisition, or the perception that such sales or distributions could occur, may have a depressive effect on the market price of our Class A common stock.

The pro forma combined financial information incorporated by reference into this prospectus supplement may not be an indication of the combined company’s financial condition or results of operations following the Bold Transaction.

The pro forma combined financial information incorporated by reference into this prospectus supplement is based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the Bold Transaction. The actual financial condition and results of operations of the combined company following the Bold Transaction may not be consistent with, or evident from, the pro forma combined financial information. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Bold Transaction. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the market price of our Class A common stock.

Our principal stockholders hold a substantial majority of the voting power of our Class A common stock and Class B common stock.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or our Third Amended and Restated Certificate of Incorporation. EnCap, through its ownership of Bold Holdings, may be deemed to beneficially own approximately 59% of our voting interests. In addition, certain affiliates controlled by EnCap directly own approximately 9% of our Class A common stock. As a significant stockholder, EnCap and certain of its affiliates could limit the ability of our other stockholders to approve transactions that they may deem to be in the best interests of our Company or delaying or preventing changes in control or changes in management.

So long as EnCap and certain of its affiliates continue to control a significant amount of our outstanding voting securities, they will continue to be able to have significant influence over all matters requiring stockholder approval, regardless of whether or not other stockholders believe that a potential transaction is in their own best interests. Also, in any of these matters, the interests of our management team may differ or conflict with the interests of our other stockholders. In addition, EnCap and its affiliates may, from time to time, acquire interests in businesses that directly or indirectly compete with our business, as well as businesses that are significant existing or potential acquisition candidates or industry partners. EnCap and its affiliates may acquire or seek to acquire assets that we seek to acquire and, as a result, those acquisition opportunities may not be available to us or may be more expensive for us to pursue. Moreover, this concentration of stock ownership may also adversely affect the trading price of our Class A common stock to the extent investors perceive a disadvantage in owning stock of a company with a controlling stockholder.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements.

EnCap controls a majority of the combined voting power of all classes of our outstanding voting stock. As a result, we are a controlled company within the meaning of the NYSE corporate governance standards. Under the

NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Bold Holdings and its permitted transferees have the right to exchange their EEH Units and shares of Class B common stock for our Class A common stock pursuant to the terms of the First Amended and Restated Limited Liability Company Agreement of EEH.

There are approximately 36.1 million shares of our Class A common stock that are issuable upon redemption or exchange of EEH Units and shares of Class B common stock that are held by Bold Holdings or its permitted transferees. Pursuant to the A&R EEH LLC Agreement, subject to certain restrictions therein, holders of EEH Units and our Class B common stock are entitled to exchange such EEH Units and shares of Class B common stock for shares of our Class A common stock at any time. We also entered into a registration rights agreement pursuant to which the shares of Class A common stock issued upon redemption or exchange of EEH Units and shares of Class B common stock, subject to certain limitations set forth therein, have been registered for subsequent offers and sales by Bold Holdings and its permitted transferees.

We have no plans to pay dividends on our Class A common stock. Stockholders may not receive funds without selling their shares.

We do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements, and investment opportunities. In addition, our existing credit agreement does not allow EEH to make any significant payments to us, which makes it highly unlikely that we would be in a position to pay cash dividends on our Class A common stock.

Our board of directors can, without stockholder approval, cause preferred stock to be issued on terms that could adversely affect our common stockholders.

Under our Third Amended and Restated Certificate of Incorporation, our board of directors is authorized to cause the Company to issue up to 20,000,000 shares of preferred stock, of which none are issued and outstanding as of the date of this prospectus supplement. Also, our board of directors, without stockholder approval, may determine the price, rights, preferences, privileges, and restrictions, including voting rights, of those shares. If the board causes shares of preferred stock to be issued, the rights of the holders of our Class A common stock and Class B common stock would likely be subordinate to those of preferred holders and therefore could be adversely affected. The board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock or otherwise seek to acquire us. Shares of preferred stock issued by us could include voting rights, or even super voting rights, which could shift the ability to control the Company to the holders of the preferred stock. Preferred stock could also have conversion rights into shares of Class A common stock at a discount to the market price of the Class A common stock which could negatively affect the market for our Class A common stock. In addition, preferred stock would have preference in the event of liquidation of the Company, which means that the holders of preferred stock would be entitled to receive the net assets of the Company distributed in liquidation before the Class A common stockholders receive any distribution of the liquidated assets. We have no current plans to issue any shares of preferred stock.

The price of our Class A common stock may fluctuate significantly, which could negatively affect us and holders of our Class A common stock.

The trading price of our Class A common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our Class A common stock could decrease, perhaps significantly. Other factors that may affect the market price of our Class A common stock include:

•	changes in oil and natural gas prices;

•	actual or anticipated fluctuations in our quarterly results of operations;

•	our liquidity;

•	sales of Class A common stock by our stockholders;

•	changes in our cash flow from operations or earnings estimates;

•	publication of research reports about us or the oil and natural gas exploration and production industry generally;

•	competition for, among other things, capital, acquisition of reserves, undeveloped land, and skilled personnel;

•	increases in market interest rates that may increase our cost of capital;

•	changes in applicable laws or regulations, court rulings, and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any indebtedness we may incur in the future;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	commencement of or involvement in litigation;

•	news reports relating to trends, concerns, technological or competitive developments, regulatory changes, and other related issues in our industry;

•	speculation in the press or investment community regarding our business;

•	political conditions in oil and natural gas producing regions;

•	general market and economic conditions; and

•	domestic and international economic, legal, and regulatory factors unrelated to our performance.

In addition, U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic, and industry factors may negatively affect the price of our Class A common stock, regardless of our operating performance. Any volatility or a significant decrease in the market price of our Class A common stock could also negatively affect our ability to make acquisitions using Class A common stock. Further, if we were to be the object of additional securities class action litigation as a result of volatility in our Class A common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.

Anti-takeover provisions could make a third party acquisition difficult.

Our Third Amended and Restated Certificate of Incorporation provides for a classified board of directors, with each member serving a three-year term. Provisions in our Third Amended and Restated Certificate of Incorporation could make it more difficult for a third party to acquire us without the approval of our board. In addition, the Delaware corporate statutes also contain certain provisions that could make an acquisition by a third party more difficult.

Our stockholders may act by unilateral written consent.

Under our Third Amended and Restated Certificate of Incorporation, any action required to be taken at any annual or special meeting of our stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Thus, consents of this type can be effected without the participation or input of minority stockholders.

Investors in this offering may experience immediate and substantial dilution in the net tangible book value per share of the Class A common stock they purchase if we issue additional shares of Class A common stock or securities convertible into or exchangeable or exercisable for shares of Class A common stock in future transactions.

Given our plans and our expectation that we may need additional capital and personnel, we may need to issue additional shares of Class A common stock or securities convertible into or exchangeable or exercisable for shares of Class A common stock, including preferred stock, options, or warrants. Such issuance may dilute the ownership of our stockholders.

USE OF PROCEEDS

Our net proceeds from the sale of 4,500,000 shares of Class A common stock in this offering are estimated to be approximately $39.2 million, after deducting underwriting discounts and commissions and estimated offering expenses. The net proceeds would be approximately $45.1 million if the underwriters’ option to purchase additional shares is exercised in full. We intend to use the net proceeds of this offering to repay outstanding indebtedness under our revolving credit facility.

As of October 18, 2017, we had approximately $85.0 million in outstanding indebtedness under our revolving credit facility, with an interest rate of approximately 3.74% per annum. We used the borrowings under our revolving credit facility to pay off the outstanding indebtedness of approximately $58.0 million under the Bold credit facility and the $10.0 million of outstanding indebtedness under the Earthstone credit facility at the closing of the Bold Transaction, and any remaining borrowings under our credit facility were used to fund our drilling and completion activities. Our $500.0 million revolving credit facility, which has a current borrowing base of $150.0 million, matures on May 9, 2022.

Because affiliates of Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., RBC Capital Markets, LLC, KeyBanc Capital Markets Inc., and IBERIA Capital Partners L.L.C. are lenders under our revolving credit facility and will each receive more than 5% of the net proceeds of this offering due to the repayment of outstanding indebtedness under our revolving credit facility by us, this offering is being made in compliance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our consolidated cash and our consolidated capitalization as of June 30, 2017 assuming no exercise of the underwriters’ option to purchase additional shares, on: (i) an actual basis, and (ii) an as adjusted basis to give effect to this offering and the application of the estimated net proceeds thereof as described in “Use of Proceeds.”

The table below should be read in conjunction with, and is qualified in its entirety by reference to the “Use of Proceeds” section of this prospectus supplement and should be read together with the accompanying base prospectus, our historical consolidated financial statements and all other filings with the Securities and Exchange Commission (the “SEC”) that are incorporated herein by reference.

	As of June 30, 2017
	Actual	As Adjusted
	(in thousands, except share amounts)
Cash	$16,671	$16,671

Capitalization:
Long-term debt, including current portion(1)	$73,505	$34,312
Equity
Preferred stock, $0.001 par value, 20,000,000 shares authorized; none issued or outstanding	$—	$—
Class A common stock, $0.001 par value, 200,000,000 shares authorized; 22,906,806 issued and 22,891,449 outstanding; and 27,406,806 issued and 27,391,449 outstanding, as adjusted	23	27
Class B common stock, $0.001 par value, 50,000,000 shares authorized; 36,070,828 shares issued and outstanding	36	36
Additional paid-in capital	462,098	501,287
Accumulated deficit	(228,702)	(228,702)
Treasury stock, 15,357 shares	(460)	(460)

Total Earthstone Energy, Inc. equity	232,995	272,188
Noncontrolling interest	441,163	441,163

Total equity	$674,158	$713,651

Total Capitalization	$747,663	$747,663

(1)	As of October 18, 2017, we had $85.0 million outstanding under our revolving credit facility.

PRICE RANGE OF OUR CLASS A COMMON STOCK

Our Class A common stock is listed on the NYSE under the symbol “ESTE.” The following table sets forth the range of high and low sales prices of our Class A common stock for the periods presented. On May 9, 2017, pursuant to the closing of the Contribution Agreement, all shares of our common stock were automatically converted into Class A common stock on a one-for-one basis. The Class A common stock began trading on May 10, 2017. All information prior to May 10, 2017 relates to our common stock, which was listed on the NYSE MKT LLC under the symbol “ESTE.”

	Class A Common Stock
Quarter Ended	High	Low
2017
December 31 (through October 18, 2017)	$11.13	$9.63
September 30	$11.68	$8.49
June 30	$15.00	$9.07
March 31	$15.50	$11.26
2016
December 31	$15.71	$8.02
September 30	$11.66	$7.67
June 30	$15.93	$10.12
March 31	$14.19	$10.75
2015
December 31	$18.50	$12.99
September 30	$20.15	$12.11
June 30	$28.90	$17.65
March 31	$31.00	$19.40

The closing price of our Class A common stock reported on the NYSE on October 18, 2017 was $10.54 per share. On October 18, 2017, we had 22,988,759 issued and outstanding shares of Class A common stock, which were held by approximately 1,800 holders of record. Holders of record do not include owners for whom Class A common stock may be held in “street” name.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Class A common stock, our Class B common stock, or the common stock that was automatically converted into Class A common stock upon the closing of the Bold Transaction. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and other factors that our board of directors considers relevant.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The total number of shares of common stock that the Company is authorized to issue is 250,000,000, classified as (i) 200,000,000 shares of Class A common stock, $0.001 par value per share (“Class A common stock”), and (ii) 50,000,000 shares of Class B common stock, $0.001 par value per share (“Class B common stock” and, together with the Class A common stock, the “common stock”).

Each holder of common stock is entitled to one vote for each share of common stock held on all matters as to which holders of common stock are entitled to vote. Except as otherwise provided in our Third Amended and Restated Certificate of Incorporation, or by applicable law, the holders of shares of common stock shall vote together as a single class on all matters. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding have prior rights, and any series of preferred stock which may from time to time come into existence, and except as may be otherwise provided by the laws of the State of Delaware, the holders of Class A common stock have exclusively other rights of stockholders of the Company, including but not limited to, (i) the right to receive dividends when, as and if declared by our board of directors out of assets lawfully available therefore, and (ii) in the event of any distribution of assets upon the dissolution and liquidation of the Company, the right to receive ratably and equally all of the assets of the Company remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided in the future. Holders of Class B common stock are not entitled to receive dividends or distributions of assets upon dissolution or liquidation of the Company.

Certain provisions in our Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, summarized below, may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that (unless, as a general matter, a preferred stock designation provides otherwise for that series of preferred stock):

•	permit us to issue, without any further vote or action by our stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional, and other special rights, if any, and any qualification, limitations or restrictions of the shares of such series;

•	require special meetings of the stockholders to be called by an officer of the Company upon the written request of a majority of our board of directors; and

•	classify our board of directors into three classes: Class I, Class II, and Class III, each class having a three-year term of office. Under the Delaware General Corporation Law (“DGCL”), stockholders of a corporation with a classified board of directors may only remove a director “for cause” unless the certificate of incorporation provides otherwise. Our Third Amended and Restated Certificate of Incorporation does not so provide and, accordingly, stockholders may only remove a director “for cause.” The likely effect of the classification of our board of directors is an increase in the time required for the stockholders to change the composition of our board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of our board of directors will need at least two annual meetings of stockholders to effect such a change.

Shares of Class B common stock are exchangeable for shares of Class A common stock on the terms and subject to the conditions set forth in the A&R EEH LLC Agreement. The Company has reserved out of its authorized but unissued shares of Class A common stock, solely for the purpose of issuance upon exchange of the outstanding shares of Class B common stock and EEH Units for Class A common stock pursuant to the A&R EEH LLC Agreement, such number of shares of Class A common stock that will be issuable upon any such exchange pursuant to the A&R EEH LLC Agreement.

Preferred Stock

The total number of shares of preferred stock, $0.001 par value per share, that we are authorized to issue is 20,000,000.

Our board of directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by our board of directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including but not limited to the following:

(i) The designation of the series and the number of shares to constitute the series.

(ii) The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

(iii) Whether the shares of the series shall be subject to redemption by the Company and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

(iv) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

(v) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

(vi) The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.

(vii) The restrictions, if any, on the issue or reissue of any additional preferred stock.

(viii) The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Company.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated October 18, 2017, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC are acting as representatives, the following respective numbers of shares of our Class A common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	1,800,000
Wells Fargo Securities, LLC	1,125,000
RBC Capital Markets, LLC	360,000
SunTrust Robinson Humphrey, Inc.	360,000
KeyBanc Capital Markets Inc.	135,000
Euro Pacific Capital, Inc.	90,000
IBERIA Capital Partners L.L.C.	90,000
Johnson Rice & Company L.L.C.	90,000
Northland Securities, Inc.	90,000
Robert W. Baird & Co. Incorporated	90,000
Roth Capital Partners, LLC	90,000
Seaport Global Securities LLC	90,000
Stephens Inc.	90,000

Total	4,500,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of Class A common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of 675,000 additional shares of our Class A common stock from us at the public offering price set forth on the cover of this prospectus supplement less the underwriting discounts and commissions.

The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover of this prospectus supplement and to selling group members at that price less a selling concession of $0.27750 per share. After the initial public offering the representative may change the public offering price and concession to broker/dealers.

The following table summarizes the compensation to be paid to the underwriters by us:

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Underwriting Discounts and Commissions paid by us	$0.4625	$0.4625	$2,081,250	$2,393,438
Expenses payable by us	$0.0778	$0.0676	$350,000	$350,000

We estimate that our out-of-pocket expenses for this offering will be approximately $350,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $75,000 as set forth in the underwriting agreement.

Credit Suisse Securities (USA) LLC has informed us that it does not expect sales to accounts over which it has discretionary authority to exceed 5% of the shares of Class A common stock being offered.

We have agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus supplement.

Each of EnCap, Bold Holdings and our officers and directors have agreed in connection with this offering that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock, whether any of these transactions are to be settled by delivery of our Class A common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus supplement.

These lock-up restrictions are subject to certain specific exceptions, including transfers of Class A common stock as a bona fide gift or by will or intestate succession and transfers to such person’s immediate family or to a trust or to an entity controlled by such holder, provided that the recipient of the shares agrees to be bound by the same restrictions on sales.

Credit Suisse Securities (USA) LLC, in its sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the Class A common stock and other securities from lock-up agreements, Credit Suisse Securities (USA) LLC will consider, among other factors, the holder’s reasons for requesting the release and the number of shares of Class A common stock or other securities for which the release is being requested, and market conditions at the time.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our Class A common stock is listed on the NYSE under the symbol “ESTE.” The last reported sales price of our Class A common stock on the NYSE on October 18, 2017 was $10.54 per share.

Because affiliates of Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., RBC Capital Markets, LLC, KeyBanc Capital Markets Inc., and IBERIA Capital Partners L.L.C. are lenders under our revolving credit facility and will each receive more than 5% of the net proceeds of this offering due to the repayment of a portion of the revolving credit facility by us, Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., RBC Capital Markets, LLC, KeyBanc Capital Markets Inc., and IBERIA Capital Partners L.L.C. are each is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, each of Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., RBC Capital Markets, LLC, KeyBanc Capital Markets Inc., and IBERIA Capital Partners L.L.C. will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Use of Proceeds.”

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. The underwriters and their affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids, and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the shares originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

•	In passive market making, a market maker in the Class A common stock who is an underwriter or prospective underwriter may, subject to limitations, make bids for or purchases of our Class A common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of Class A the common stock. As a result the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our Class A common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are qualified investors as defined under the Prospectus Directive;

(b)	by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

The underwriters have represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

This prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and the underwriters have agreed that they will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Canada

The distribution of shares of our Class A common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of shares of our Class A common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

By purchasing shares of our Class A common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares of our Class A common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Canadian purchasers of shares of our Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of our Class A common stock in their particular circumstances and about the eligibility of the shares of our Class A common stock for investment by the purchaser under relevant Canadian legislation.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS

The following is a general discussion of material United States (“U.S.”) federal income and estate tax consequences of the acquisition, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below). This discussion deals only with Class A common stock purchased in this offering that is held by a non-U.S. holder as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

Except as modified for estate tax purposes, the term “non-U.S. holder” means a beneficial owner of our Class A common stock that is not a “U.S. person” or an entity treated as a partnership for U.S. federal income and estate tax purposes. A U.S. person is any of the following:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

An individual may generally be treated as a resident of the U.S. in any calendar year for U.S. federal income tax purposes, by, among other ways, being present in the U.S. for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of the 183-day calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

This discussion is based upon provisions of the Code, and Treasury Regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, potentially retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”), with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our Class A common stock, or that such contrary position would not be sustained by a court. This discussion does not address all aspects of U.S. federal income and estate taxation, including the impact of the unearned income Medicare contribution tax or any alternative minimum tax, and does not deal with other U.S. federal tax laws (such as gift tax laws) or foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this discussion does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, including without limitation the following:

•	certain former U.S. citizens or residents;

•	shareholders that hold our Class A common stock as part of a straddle, constructive sale transaction, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	shareholders that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	shareholders that own, or are deemed to own, more than five percent (5%) of our outstanding Class A common stock (except to the extent specifically set forth below);

•	shareholders subject to the alternative minimum tax;

•	banks, thrifts, insurance companies and other financial institutions;

•	tax-exempt entities;

•	real estate investment trusts;

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	broker-dealers or dealers in securities or foreign currencies; and

•	traders in securities that use a mark-to-market method of accounting for U.S. federal income tax purposes.

Furthermore, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes), S corporations, or persons that hold our Class A common stock through partnerships, S corporations, or other pass-through entities for U.S. federal income tax purposes. If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships, S corporations, and other pass-through entities should consult their own tax advisors regarding the particular tax consequences of holding our Class A common stock.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE AND GIFT TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS OR TAX TREATIES AND ANY OTHER U.S. FEDERAL TAX LAWS.

Distributions on Class A Common Stock

We do not expect to pay any cash distributions on our Class A common stock in the foreseeable future. However, in the event we do make such cash distributions, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If any such distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such common stock. See discussion below under the heading “Gain on Disposition of Class A Common Stock.”

Dividends paid to a non-U.S. holder of our Class A common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. will be subject to U.S. withholding tax at a 30% rate, or if an income tax treaty applies, a lower rate specified by the treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide to us or our transfer agent IRS Form W-8BEN or W-8BEN-E (or applicable substitute or successor form for either) properly certifying eligibility for the reduced rate. Non-U.S. holders that do not timely provide us or our transfer agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. and, if an income tax treaty so requires, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are taxed on a net income basis at the regular graduated U.S. tax rates and in the manner applicable to U.S. persons. In that case, we or our transfer agent will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements (which may generally be met by providing an IRS Form W-8ECI). In addition, a “branch profits tax” may be imposed at a 30% rate (or a lower rate specified under an applicable income tax treaty) on a foreign corporation’s effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Class A Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our Class A common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, in which case, the gain will be taxed on a net income basis at the U.S. federal income tax rates and in the manner applicable to U.S. persons, and if the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply;

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and meets other requirements, in which case, the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the disposition (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•	we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our Class A common stock.

Generally, a corporation is a USRPHC under the Foreign Investment in Real Property Tax Act codified at Code Section 897 if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe we currently are a USRPHC.

If we are or become a USRPHC, a non-U.S holder nonetheless will not be subject to U.S. federal income tax or withholding in respect of any gain realized on a sale or other disposition of our Class A common stock so long as (i) our Class A common stock is “regularly traded on an established securities market” for U.S. federal income tax purposes and (ii) such non-U.S. holder does not actually or constructively own, at any time during the applicable period described in the third bullet point immediately above, more than 5% of our outstanding Class A common stock. We expect our Class A common stock to be “regularly traded” on an established securities market, although we cannot guarantee it will be so traded. Accordingly, a non-U.S holder who actually or constructively owns more than 5% of our Class A common stock would be subject to U.S. federal income tax and withholding in respect of any gain realized on any sale or other disposition of Class A common stock (taxed in the same manner as gain that is effectively connected income, except that the branch profits tax would not apply). Non-U.S. holders should consult their own advisor about the consequences that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding Tax

Dividends paid to you will generally be subject to information reporting to the IRS and may be subject to U.S. backup withholding. You will be exempt from backup withholding if you properly provide a Form W-8BEN, W-8BEN-E or W-8ECI certifying under penalties of perjury that you are a non-U.S. holder or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder, or you otherwise establish an exemption. Copies of the information returns reporting such dividends and the tax withheld with respect to such dividends may also be made available under an applicable tax treaty or other agreement to the tax authorities in the country in which you reside.

The gross proceeds from the disposition of our Class A common stock may be subject to information reporting and backup withholding. If you receive payments of the proceeds of a disposition of our Class A common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless you properly provide a Form W-8BEN, W-8BEN-E or W-8ECI certifying under penalties of perjury that you are a non-U.S. person (and the payor does not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption. If you sell your Class A common stock outside the U.S. through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will generally apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your Class A common stock through a non-U.S. office of a broker that has certain relationships with the U.S. unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding is not an additional tax. You may obtain a refund or credit of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Federal Estate Tax

Our Class A common stock that is owned (or treated as owned) by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in such individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax will generally apply to dividends on, or gross proceeds from the sale or other disposition of, Class A common stock paid to a foreign financial institution unless the foreign financial institution (i) enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, (ii) is resident in a country that has entered into an intergovernmental agreement with the U.S. in relation to such withholding and information reporting and the financial entity complies with related information reporting requirements of such country, or (iii) qualifies for an exemption from these rules. A foreign financial institution generally is a foreign entity that (x) accepts deposits in the ordinary course of a banking or similar business, (y) as a substantial portion of its business, holds financial assets for the benefit of one or more other persons, or (z) is an investment entity that, in general, primarily conducts as a business on behalf of customers trading in certain financial instruments, individual or collective portfolio management or otherwise investing, administering, or managing funds, money or certain financial assets on behalf of other persons. In addition, FATCA generally imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners, furnishes identifying information regarding each substantial U.S. owner, or otherwise qualifies for an exemption from these rules. In either case, such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of Class A common stock that can produce U.S.-source dividends. FATCA’s withholding obligations generally will apply to payments of dividends on our Class A common stock, and to payments of gross proceeds from the sale or other disposition of our Class A common stock made on or after January 1, 2019.

The final Treasury Regulations and subsequent guidance provide detailed guidance regarding the reporting, withholding and other obligations under FATCA. Investors should consult their tax advisors regarding the possible impact of the FATCA rules on their investment in our Class A common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK.

LEGAL MATTERS

Certain legal matters regarding the validity of the shares of Class A common stock that are offered hereby will be passed upon for us by Jones & Keller, P.C., Denver, Colorado. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The audited consolidated financial statements and the effectiveness of internal control over financial reporting of Earthstone Energy, Inc. for the year ended December 31, 2016 incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated balance sheet of Earthstone Energy, Inc. as of December 31, 2015 and the related audited consolidated statements of operations, equity, and cash flows for each of the years in the two-year period ended December 31, 2015 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of Weaver and Tidwell, L.L.P., an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

The information incorporated by reference in this prospectus supplement regarding estimated quantities of proved reserves of Earthstone as of December 31, 2016, using SEC guidelines, were prepared or derived from estimates prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. These estimates are included in reliance on the authority of such firm as experts in these matters.

The information incorporated by reference in this prospectus supplement regarding estimated quantities of proved oil and natural gas reserves of Bold as of December 31, 2016, using SEC guidelines, were prepared or derived from estimates prepared by Ryder Scott Company, LP, independent petroleum engineers. These estimates are included in reliance on the authority of such firm as experts in these matters.

The consolidated financial statements of Bold Energy III LLC as of December 31, 2016, 2015 and 2014 incorporated in this prospectus supplement by reference to Earthstone’s Form 8-K/A, which was filed with the SEC on July 31, 2017, have been so incorporated in reliance on the report of Weaver and Tidwell, L.L.P., an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements, and other information about issuers, like Earthstone Energy, Inc., who file electronically with the SEC. The address of that web site is www.sec.gov.

Unless specifically listed under “Incorporation of Certain Documents by Reference” below, the information contained on the SEC website is not incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement.

In addition, our Class A common stock is listed on the NYSE and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering of the Class A common stock is completed (unless otherwise stated, other than information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, which is not deemed filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 15, 2017, Amendment No. 1 on Form 10-K/A filed with the SEC on July 31, 2017 and Amendment No. 2 on Form 10-K/A filed with the SEC on September 1, 2017;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 8, 2017;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the SEC on August 9, 2017;

•	Our Current Reports on Form 8-K filed with the SEC on January 31, 2017, February 14, 2017, February 23, 2017, March 21, 2017, March 23, 2017, April 5, 2017, April 11, 2017, May 9, 2017, May 12, 2017, May 15, 2017, June 30, 2017 and August 22, 2017, and on Form 8-K/A filed with the SEC on June 2, 2017, July 31, 2017 and October 18, 2017; and

•	The description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 9, 2017 and any amendments or reports filed for the purpose of updating that description.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, and that are deemed “filed” prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus supplement.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC through the SEC’s website at the address provided above. We will provide you a copy of any or all of the information that has been incorporated by reference in this prospectus supplement (including exhibits to those documents specifically incorporated by reference in this document), at no cost, upon your written or oral request to us at the following address or telephone number:

Earthstone Energy, Inc.

Attention: Corporate Secretary

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Telephone: (281) 298-4246

PROSPECTUS

Debt Securities

Common Stock

Preferred Stock

Rights

Warrants

Units

Guarantee of Debt Securities of Earthstone Energy, Inc. by:

Sabine River Energy, LLC

Earthstone Operating, LLC

EF Non-Op, LLC

Basic Petroleum Services, Inc.

We may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering for total gross proceeds of up to $300,000,000. Any debt securities we issue under this prospectus may be guaranteed by certain of our subsidiaries.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered, including any guarantees by our subsidiary. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in our securities involves risk. Please see “Risk Factors” for a discussion of certain risks that you should consider in connection with an investment in the securities.

Our common stock is listed on the NYSE MKT under the symbol “ESTE.” If we decide to seek a listing of any debt securities, preferred stock, warrants or units offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 13, 2015.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a shelf registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Earthstone,” “we” or “our” are to Earthstone Energy, Inc., a Delaware corporation and its subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires.

THE COMPANY

Earthstone Energy, Inc., a Delaware corporation, is an independent oil and gas company engaged in the acquisition, development, exploration and production of onshore, oil and natural gas reserves. As further discussed in this prospectus, future growth in assets, earnings, cash flows and share values will be dependent upon our ability to acquire, discover and develop commercial quantities of oil and natural gas reserves that can be produced at a profit, and assemble an oil and natural gas reserve base with a market value exceeding its acquisition, development and production costs.

Our principal executive offices are located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, and our telephone number is (281) 298-4246. Our website is located at http://www.earthstoneenergy.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

ABOUT THE SUBSIDIARY GUARANTORS

If specified in an accompanying prospectus supplement respecting a series of debt securities, Sabine River Energy, LLC, Earthstone Operating, LLC, EF Non-Op, LLC and Basic Petroleum Services, Inc. and any other of our future subsidiaries specified in the prospectus supplement (the “Subsidiary Guarantors”) may jointly and severally, fully, irrevocably and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus. Financial information concerning our Subsidiary Guarantors and non-guarantor subsidiaries, if any, will be included in our consolidated financial statements filed as a part of our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent required by the rules and regulations of the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file periodic reports, proxy statements and other information with the SEC. The periodic reports, proxy statements and other information filed by us are available for inspection and copying at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the SEC’s Public Reference Room. The SEC also maintains an Internet site that contains all reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus are forward-looking statements. These forward-looking statements can generally be identified by the use of words such as “may,” “will,” “could,” “should,” “project,” “intends,” “plans,” “pursue,” “target,” “continue,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” or “potential,” the negative of such terms or variations thereon, or other comparable terminology. Statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements. Readers should consider carefully the risks described under the “Risk Factors” section of this prospectus and other sections of this prospectus which describe factors that could cause our actual results to differ from those anticipated in forward-looking statements, including, but not limited to, the following factors:

•	volatility and weakness in commodity prices for oil and natural gas and the effect of prices set or influenced by action of the Organization of Petroleum Exporting countries (“OPEC”);

•	changes in estimates of our proved reserves;

•	our ability to replace our oil and natural gas reserves;

•	declines in the values of our oil and natural gas reserves;

•	the potential for production decline rates for our wells to be greater than we expect;

•	the timing and extent of our success in discovering, acquiring, developing and producing oil and natural gas reserves;

•	our ability to acquire leases, supplies and services on a timely basis and at reasonable prices;

•	the cost and availability of goods and services, such as drilling rigs and completion equipment;

•	risks in connection with potential acquisitions and the integration of significant acquisitions;

•	the possibility that acquisitions and divestitures may involve unexpected costs or delays, and that acquisitions may not achieve intended benefits and will divert management’s time and energy;

•	the possibility that anticipated divestitures may be delayed or may not occur or could be burdened with unforeseen costs;

•	reductions in the borrowing base under our credit facility;

•	risks incident to the drilling and operation of oil and natural gas wells;

•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•	the availability of sufficient pipeline and other transportation facilities to carry our production and the impact of these facilities on prices;

•	significant competition for acreage and acquisitions, including competition which may be intense in resources play areas pending adequate commodity prices and reserve potential;

•	the effect of existing and future laws, governmental regulations and the political and economic climates of the United States;

•	our ability to attract and retain key members of senior management and key technical employees;

•	changes in environmental laws and the regulation and enforcement related to those laws;

•	the identification of and severity of environmental events and governmental responses to these or other environmental events;

•	legislative or regulatory changes, including retroactive royalty or production tax regimes, hydraulic-fracturing regulations, derivatives reform, and changes in state, and federal income taxes;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we conduct business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets will be disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access capital;

•	social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States, such as Africa, the Middle East, and armed conflict or acts of terrorism or sabotage;

•	the insurance coverage we maintain may not adequately cover all losses that may be sustained in connection with our business activities;

•	other economic, competitive, governmental, regulatory, legislative, including federal, state and tribal regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or oil and natural gas prices;

•	the effect of our oil and natural gas derivative activities; and

•	title to the properties in which we have an interest may be impaired by title defects; and our dependency on the skill, ability and decisions of third party operators of oil and natural gas properties in which we have a non-operated working interest.

All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

For further information regarding these and other factors, risks and uncertainties affecting us, see “Risk Factors” of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any sales of securities by us under this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include, among other things:

•	reduction or refinancing of debt or other corporate obligations;

•	additions to our working capital;

•	capital expenditures associated with our oil and gas projects; and

•	potential future acquisitions, including but not limited to acquisitions of undeveloped acreage, producing properties or corporate entities.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to Earthstone’s certificate of incorporation and bylaws. Copies of Earthstone’s certificate of incorporation and bylaws have been filed with the SEC and are incorporated by reference into this registration statement and prospectus. Please read “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” You should also be aware that the summary below does not give full effect to the provisions of statutory or common law that may affect your rights as an Earthstone stockholder.

Common Stock

Earthstone is authorized to issue 100,000,000 shares of common stock, $0.001 par value per share. As of June 30, 2015, Earthstone had 13,835,128 shares of common stock outstanding of which 15,414 shares were held as treasury stock. There were no options to purchase Earthstone shares of common stock outstanding as of June 30, 2015.

The following summary describes certain provisions of Earthstone’s common stock, but does not purport to be complete and is subject to and qualified in its entirety by the applicable provisions of the Delaware General Corporation Law and Earthstone’s certificate of incorporation and bylaws.

Earthstone has one class of common stock. Holders of its common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Holders of shares of common stock are entitled to receive on a pro rata basis such dividends, if any, as may be declared from time to time by the Earthstone board of directors in its discretion from funds legally available for that use. They are also entitled to share on a pro rata basis in any distribution to stockholders upon Earthstone’s liquidation, dissolution or winding up. Common stockholders do not have preemptive rights to subscribe to any additional stock issuances by Earthstone, and neither the common stockholders nor Earthstone have the right to require the redemption of their shares or the conversion of their shares into any other class of Earthstone stock.

Preferred Stock

Earthstone is authorized to issue 20,000,000 shares of preferred stock, $0.001 par value per share. As of June 30, 2015, there were no shares of Earthstone’s preferred stock outstanding and no options to purchase shares of preferred stock were outstanding.

Earthstone’s board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series, which may include dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking fund terms and the number of shares that constitute any series. The board of directors may exercise this authority without any further action by Earthstone’s stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for Earthstone common stock is Direct Transfer Corporation, 500 Perimeter Park Drive, Suite D, Morrisville, North Carolina 27560. Its telephone number is (919) 744-2722

Listing

Earthstone’s common stock trades on the NYSE MKT under the symbol “ESTE”.

Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws

Certificate of Incorporation and Bylaws. Certain provisions in our certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our certificate of incorporation and bylaws contain provisions that (unless, as a general matter, a preferred stock designation provides otherwise for that series of preferred stock):

•	permit us to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional, and other special rights, if any, and any qualification, limitations or restrictions of the shares of such series;

•	require special meetings of the stockholders to be called by an officer of the corporation upon the written request of a majority of the board of directors; and

•	the board of directors of Earthstone be classified into three classes: Class I, Class II, and Class III, each class having a three-year term of office. Under Delaware law, stockholders of a corporation with a classified board of directors may only remove a director “for cause” unless the certificate of incorporation provides otherwise. Earthstone’s certificate of incorporation does not so provide and, accordingly, stockholders may only remove a director “for cause”. The likely effect of the classification of the board of directors is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of the Earthstone board of directors will need at least two annual meetings of stockholders to effect this change.

Delaware Law:

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in the manner, summarized below. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The existence of this provision may have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price for our shares of common stock held by stockholders.

These provisions of Delaware law and the certificate of incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.

The provisions of Section 203 do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders.

Because Earthstone’s certificate of incorporation and bylaws do not include any provision to “opt-out” of Section 203, the statute will apply to business combinations involving Earthstone.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities may be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures among us, the Subsidiary Guarantors of such Debt Securities, if any, and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in such prospectus supplement.

Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of Earthstone Energy, Inc. and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the summary that are otherwise not defined shall have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time. We will specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the specific terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations. The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “—Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

If specified in the prospectus supplement respecting a particular series of Debt Securities, Sabine River Energy, LLC, Earthstone Operating, LLC, EF Non-Op, LLC and Basic Petroleum Services, Inc. and any other of our future subsidiaries specified in the prospectus supplement (each a “Subsidiary Guarantor”) will fully and unconditionally guarantee (the “Subsidiary Guarantee”) that series as described under “—Subsidiary Guarantee” and in the prospectus supplement. Each Subsidiary Guarantee will be an unsecured obligation of the Subsidiary Guarantor. A Subsidiary Guarantee of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt.

The Subsidiary Guarantors are wholly-owned by the Company, either directly or indirectly, and any guarantee by the Subsidiary Guarantors will be full and unconditional. There are certain restrictions in the credit agreement, to which our principal subsidiary is a party, upon the ability of the Subsidiary Guarantors to distribute or upstream funds to the Company.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

(1)	the title of the Debt Securities;

(2)	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3)	whether any Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities;

(4)	the aggregate principal amount of the Debt Securities;

(5)	each date on which the principal of the Debt Securities will be payable;

(6)	the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(7)	each place where payments on the Debt Securities will be payable;

(8)	any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(9)	any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

(10)	the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(11)	whether the Debt Securities are defeasible;

(12)	any addition to or change in the Events of Default;

(13)	whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities;

(14)	any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(15)	any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshalling of assets or any bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods during which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described below under “—Legal Defeasance and Covenant Defeasance.”

Subsidiary Guarantee

If specified in the prospectus supplement, one or more of the Subsidiary Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee of the Subsidiary Guarantors.

Subject to the limitations described below and in the prospectus supplement, one or more of the Subsidiary Guarantors will jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all of our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.

In the case of Subordinated Debt Securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture.

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Subsidiary Guarantee will be a continuing guarantee and will:

(1)	remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

(2)	be binding upon each Subsidiary Guarantor; and

(3)	inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

In the event that (a) a Subsidiary Guarantor ceases to be a Subsidiary, (b) either legal defeasance or covenant defeasance occurs with respect to the series or (c) all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities (see below), Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series.

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1)	the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2)	an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities;

(3)	subject to the rules of the Depositary, we shall have elected to terminate the book-entry system through the Depositary; or

(4)	other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions may require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of Persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantors, the Trustees or the agents of us, the Subsidiary Guarantors or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “Successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1)	the Successor Person (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2)	immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3)	several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met.

The Successor Person (if not us) will be substituted for us under the applicable Indenture with the same effect as if it had been an original party to such Indenture, and, except in the case of a lease, we will be relieved from any further obligations under such Indenture and the Debt Securities.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1)	failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2)	failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3)	failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4)	failure to perform or comply with the provisions described under “—Consolidation, Merger and Sale of Assets”;

(5)	failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6)	any Debt of ourself, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Debt unpaid or accelerated exceeds $25.0 million;

(7)	any judgment or decree for the payment of money in excess of $25.0 million is entered against us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

(8)	certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

(9)	if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture).

If an Event of Default (other than an Event of Default with respect to Earthstone Energy, Inc. described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to Earthstone Energy, Inc. described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration and its consequences, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default with respect to that series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, see “—Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the

Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1)	such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2)	the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable security or indemnity, to the Trustee to institute such proceeding as trustee; and

(3)	the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security.

We will be required to furnish to each Trustee annually a statement by certain of our officers, to their knowledge, as to whether or not we are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults.

Modification and Waiver

We may modify or amend an Indenture without the consent of any holders of the Debt Securities in certain circumstances, including:

(1)	to evidence the succession under the Indenture of another Person to us or any Subsidiary Guarantor and to provide for its assumption of our or such Subsidiary Guarantor’s obligations to holders of Debt Securities;

(2)	to make any changes that would add any additional covenants of us or the Subsidiary Guarantors for the benefit of the holders of Debt Securities or that do not adversely affect the rights under the Indenture of the Holders of Debt Securities in any material respect;

(3)	to add any additional Events of Default;

(4)	to provide for uncertificated notes in addition to or in place of certificated notes;

(5)	to secure the Debt Securities;

(6)	to establish the form or terms of any series of Debt Securities;

(7)	to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee;

(8)	to cure any ambiguity, defect or inconsistency;

(9)	to add Subsidiary Guarantors; or

(10)	in the case of any Subordinated Debt Security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any Holder of Senior Debt.

Other modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of a majority in principal amount of the

Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(2)	reduce the principal amount of, or any premium or interest on, any Debt Security;

(3)	reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4)	change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5)	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

(6)	modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

(7)	except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

(8)	reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(9)	reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(10)	modify such provisions with respect to modification, amendment or waiver; or

(11)	following the making of an offer to purchase Debt Securities from any Holder that has been made pursuant to a covenant in such Indenture, modify such covenant in a manner adverse to such Holder.

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series.

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1)	the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of Maturity to such date;

(2)	if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security;

(3)	the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

(4)	certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1)	either:

(a)	all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b)	all outstanding Debt Securities of that series that have been not delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2)	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3)	we have delivered an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied.

Legal Defeasance and Covenant Defeasance

To the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have our obligations discharged under provisions relating to defeasance and discharge of indebtedness, which we call “legal defeasance,” or relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance”.

Legal Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have the legal defeasance provisions applied to any series of Debt Securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1)	we have delivered to the applicable Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2)	no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “—Events of Default,” at any time until 121 days after such deposit;

(3)	such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;

(4)	in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any Senior Debt and no other event of default with respect to any Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5)	we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

Covenant Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any Debt Securities, we may fail to comply with certain restrictive covenants (but not with respect to conversion, if applicable), including those that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any series of Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantee will terminate.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, partner or trustee of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Debt Securities, the Indentures or any Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Debt Security, each Holder shall be deemed to have waived and released all such liability. The waiver and release shall be a part of the consideration for the issue of the Debt Securities. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

We, the Subsidiary Guarantors, the Trustees and any agent of us, the Subsidiary Guarantors or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

We will enter into the Indentures with a Trustee that is qualified to act under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

Resignation or Removal of Trustee. If the Trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the Trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable Indenture. Any resignation will require the appointment of a successor Trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture.

The Trustee may resign or be removed by us with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the Debt Securities of any series may remove the Trustee with respect to the Debt Securities of such series.

Limitations on Trustee if it is Our Creditor. Each Indenture will contain certain limitations on the right of the Trustee, in the event that it becomes our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Certificates and Opinions to Be Furnished to Trustee. Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee must be accompanied by an officers’ certificate and an opinion of counsel stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

DESCRIPTION OF RIGHTS

Each right granted by us in the future will represent rights to purchase shares of our common stock or other securities covered by this prospectus and the terms and conditions governing any such rights will be described in an applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock and/or preferred stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1)	the number of shares of common stock or preferred stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock or preferred stock may be purchased upon exercise of the warrants;

(2)	the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3)	United States federal income tax consequences applicable to the warrants;

(4)	the amount of the warrants outstanding as of the most recent practicable date; and

(5)	any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock or preferred stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence such series of units by unit certificates that we may issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent, if any, may be a bank or trust company that we select. We will indicate the name and address of the unit agent, if any, in the applicable prospectus supplement relating to a particular series of units. Specific unit agreements, if any, will contain additional important terms and provisions. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report that we file with the SEC, the form of unit and the form of each unit agreement, if any, relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax consideration applicable to the units; and

•	any other material terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We may sell securities described in this prospectus and any prospectus supplement through underwriters, through broker-dealers, through agents, or directly to one or more investors.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts, and other items constituting compensation to underwriters, dealers, or agents.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

If we use underwriters or dealers in the sale, they will acquire the securities for their own account, and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may sell the securities through agents designated by us from time to time. We will name any agent involved in the offering and sale of the securities for which this prospectus is delivered, and disclose any commission’s payable by us to the agent or the method by which the commissions can be determined, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto. We may use electronic media, including the internet, to sell offered securities directly.

We may offer our common stock into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers, and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

We may agree to indemnify underwriters, dealers, and agents who participate in the distribution of our securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus and prospectus supplement in electronic form may be made available on the websites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in such prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers, or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers, or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers, or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain, or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

EXPERTS

The consolidated financial statements for Earthstone Energy, Inc. (formerly Oak Valley Resources, LLC) as of December 31, 2014 and 2013, and for each of the three fiscal years in the period ended December 31, 2014, incorporated by reference in this prospectus have been audited by Weaver and Tidwell, L.L.P., an independent registered public accounting firm, as set forth in their report and have been so incorporated in reliance on such report of Weaver and Tidwell, L.L.P. given upon their authority as experts in accounting and auditing.

Information about the estimated net proved reserves and the future net cash flows attributable to the oil and natural gas reserves of Earthstone Energy, Inc. (formerly Oak Valley Resources, LLC) as of December 31, 2014 and for the two years ended December 31, 2014 and incorporated by reference in this prospectus were prepared by Cawley, Gillespie and Associates, Inc. an independent reserve engineering firm, and is incorporated herein in reliance upon their authority as experts in reserves and present values.

LEGAL MATTERS

The validity of the securities being offered from time to time under this prospectus will be passed upon for us by Jones & Keller, P.C., Reid A. Godbolt, a member of Jones & Keller, P.C., beneficially owns indirectly 0.186% of Oak Valley Resources, LLC, owner of record of 66.0% of our common stock as of the date of this prospectus, through a limited liability company he owns jointly with his spouse.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any prospectus supplement, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits filed on such form that are related to such items.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 27, 2015, and Amendment No. 1 on Form 10-K/A filed with the SEC on April 28, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 14, 2015;

•	Our Current Report on Form 8-K/A filed with the SEC on March 6, 2015;

•	Our Current Report on Form 8-K/A filed with the SEC on April 8, 2015;

•	Our Current Report on Form 8-K filed with the SEC on June 10, 2015; and

•	Our Form 8-A filed with the SEC on January 24, 2011 with respect to our common stock.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of our offering of securities shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents, excluding any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K and exhibits filed on such form that are related to such items. In addition, all filings filed by us pursuant to the Exchange Act after the date of our initial registration statement filed on July 2, 2015, and prior to its effectiveness, shall be deemed to be incorporated by reference into this prospectus excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and related exhibits filed on such form. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the documents incorporated by reference in this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this document. You can obtain documents incorporated by reference in this prospectus, at no cost, by requesting them in writing or by telephone from us at:

Earthstone Energy, Inc.

Attention: Chief Executive Officer

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Telephone: (281) 298-4246

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.